Exhibit 99.1

GAYLORD ENTERTAINMENT COMPANY REPORTS SECOND QUARTER 2012 RESULTS

- Gaylord Hotels Total Revenues Increased 6.8 Percent -

- Gaylord Hotels Revenue per Available Room Increased 7.5 Percent -

- Gaylord Hotels Net Advance Group Bookings for all Future Years Increased 79.1 Percent -

NASHVILLE, Tenn. (August 7, 2012) – Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the second quarter of 2012. Highlights include:

•

Consolidated revenue increased 6.9 percent to $253.2 million in the second quarter of 2012 from $236.8 million in the same period last year. Gaylord Hotels total revenue increased 6.8 percent to $233.0 million in the second quarter of 2012 compared to $218.2 million in the prior-year quarter.

•

Gaylord Hotels revenue per available room[1] (“RevPAR”) increased 7.5 percent and Gaylord Hotels total revenue per available room[2] (“Total RevPAR”) increased 6.7 percent in the second quarter of 2012, each compared to the second quarter of 2011. Gaylord Hotels Total RevPAR for the second quarter of 2012 included attrition and cancellation fees of $1.7 million collected during the quarter compared to $2.9 million collected in the prior-year quarter.

•

Income from continuing operations was $9.0 million, or $0.17 per fully diluted share (based on 53.2 million weighted average shares outstanding) in the second quarter of 2012 compared to income from continuing operations of $8.6 million, or $0.17 per fully diluted share, in the prior-year quarter (based on 50.9 million weighted average shares outstanding). Income from continuing operations for the second quarter 2012 includes $3.4 million in expenses related to the Company’s process of exploring opportunities to unlock shareholder value.

•	Adjusted EBITDA[3] increased 2.3 percent to $61.9 million in the second quarter of 2012 compared to $60.5 million in the prior-year quarter.

•	Consolidated Cash Flow[4] (“CCF”) increased 2.0 percent to $64.0 million in the second quarter of 2012 compared to $62.8 million in the same period last year. CCF for the second quarter 2012 includes $3.4 million in expenses related to the Company’s process of exploring opportunities to unlock shareholder value.

•

Gaylord Hotels gross advance group bookings in the second quarter of 2012 for all future periods were 592,257 room nights, an increase of 45.7 percent compared to the same period last year. Net of attrition and cancellations, advance group bookings in the second quarter of 2012 for all future periods were 486,219 room nights, an increase of 79.1 percent compared to the same period last year.

Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment, stated, “Our business performed well this quarter, highlighted by our strong bookings results and occupancy levels. We booked over 486,000 net room nights in the second quarter, an increase of over 79 percent from the same period last year. On a gross room night basis, we booked over 592,000 room nights, an over 45 percent increase from the second quarter in 2011. This performance is a promising indication that group bookings are continuing to strengthen, and a testament to the value groups and meeting planners recognize in our unique properties and the experience we provide.

“We achieved an occupancy level of just over 79 percent in the second quarter, a nearly six percentage point increase over the second quarter last year. Along with increases in outside-the-room spending, our occupancy results helped drive solid revenue growth of nearly 7 percent in the second quarter. This translated into a RevPAR increase of 7.5 percent and a Total RevPAR increase of 6.7 percent. As a result of both our revenue growth and our continued efforts to drive efficiencies throughout our business, we delivered solid profitability growth in our hotels and our Gaylord Hotels CCF Margin4 increased 40 basis points.”

Segment Operating Results

Hospitality

Key components of the Company’s hospitality segment performance in the second quarter of 2012 include:

•

Gaylord Hotels RevPAR increased 7.5 percent to $136.75 in the second quarter of 2012 compared to $127.20 in the prior-year quarter. Gaylord Hotels Total RevPAR increased 6.7 percent to $318.72 in the second quarter of 2012 compared to $298.84 in the prior-year quarter.

•	Gaylord Hotels CCF increased 8.3 percent in the second quarter of 2012 to $74.4 million compared to $68.7 million in the prior-year quarter. Gaylord Hotels CCF Margin increased

40 basis points to 31.9 percent in the second quarter of 2012 compared to 31.5 percent for the same period last year.

•

Gaylord Hotels attrition that occurred for groups that traveled in the second quarter of 2012 was 6.7 percent of the agreed-upon room block compared to 10.3 percent for the same period in 2011. Gaylord Hotels in-the-year, for-the-year cancellations in the second quarter of 2012 totaled 14,997 room nights compared to 16,916 in the same period of 2011. Gaylord Hotels attrition and cancellation fee collections totaled $1.7 million in the second quarter of 2012 compared to $2.9 million for the same period in 2011.

At the property level, Gaylord Opryland generated revenue of $74.2 million in the second quarter of 2012, a 1.5 percent increase compared to the prior-year quarter of $73.1 million, driven by an increase in occupancy. Occupancy for the second quarter of 2012 was up 5.8 percentage points to 81.6 percent compared to the prior-year quarter. Average Daily Rate (“ADR”) during the second quarter of 2012 decreased 1.6 percent to $157.31, compared to $159.83 in the prior-year quarter, driven by an increase in lower-rated SMERF (Social, Military, Educational, Religious, and Fraternal) groups. RevPAR in the second quarter of 2012 increased 6.1 percent to $128.41 compared to $121.08 in the prior-year quarter, as the increase in occupancy offset the decline in ADR. Total RevPAR increased 1.4 percent for the second quarter of 2012 to $282.84 compared to $278.88 in the prior-year quarter, as the increase in occupancy offset a decline in outside-the-room spending that resulted from the business mix shift towards more association and SMERF business and less corporate business in the second quarter of 2012. CCF was $23.5 million for the second quarter of 2012, a 10.5 percent decrease compared to $26.3 million in the prior-year quarter, driven by lower outside-the-room spending and lower-rated group business. Gaylord Opryland’s CCF in the second quarter was negatively impacted by a natural gas explosion on June 19th which resulted in a profitability loss of approximately $1.3 million. The Company is pursuing a business interruption claim related to this explosion. CCF Margin was 31.7 percent in the second quarter of 2012, a 430 basis point decrease over the prior-year quarter.

Gaylord Palms posted revenue of $44.4 million in the second quarter of 2012, a 17.5 percent increase compared to $37.7 million in the prior-year quarter. The increase was driven by the growth in occupancy, ADR, and outside-the-room spending. Occupancy for the second quarter of 2012 increased 12.0 percentage points over the prior-year quarter to 85.8 percent, as occupied group room nights grew across all customer segments for a total increase of approximately 12,600 room nights despite approximately 6,800 being out-of-service for renovations. ADR for the second quarter of 2012 increased 2.1 percent to $168.73, compared to $165.32 in the prior-year quarter. Second quarter 2012 RevPAR increased 18.7 percent to $144.78 compared to $122.02 in the prior-year quarter, driven by the increase in occupancy and ADR. Total RevPAR in the second quarter of 2012 increased 24.1 percent to $366.14 compared to $295.02 in the prior-year quarter driven by the increase in group outside-the-room spending. CCF in the second quarter of 2012 increased 34.9 percent to $13.9 million compared to $10.3 million in the prior-year quarter. This resulted in a CCF Margin for the second quarter of 2012 of 31.3 percent, a 400 basis point increase compared to 27.3 percent in the prior-year quarter.

Gaylord Texan posted revenue of $44.5 million in the second quarter of 2012, a decrease of 2.7 percent from $45.7 million in the prior-year quarter. The decrease was driven by decreases in occupancy and outside-the-room spending. The late cancellation in April of a large group scheduled to arrive in June contributed to these decreases. Occupancy for the second quarter of 2012 decreased by 4.9 percentage points to 71.3 percent compared to the second quarter of 2011. ADR increased 0.2 percent to $172.53 in the second quarter of 2012 compared to $172.15 in the prior-year quarter. RevPAR in the second quarter of 2012 decreased 6.3 percent to $122.96 compared to $131.24 in the prior-year quarter, driven by the decrease in occupancy. Total RevPAR decreased 3.4 percent in the second quarter of 2012 to $321.11 from $332.29 in the prior-year quarter, driven by the decreases in occupancy and outside-the-room spending. CCF in the second quarter of 2012 decreased 13.2 percent to $12.6 million compared to $14.6 million in the prior-year quarter, resulting in a 28.4 percent CCF Margin, a 350 basis point decrease from 31.9 percent in the prior-year quarter.

Gaylord National generated revenue of $67.0 million in the second quarter of 2012, an 11.9 percent increase compared to the prior-year quarter of $59.9 million, driven by increases in occupancy and outside-the-room spending. Occupancy for the second quarter of 2012 was up 10.6 percentage points to 78.5 percent compared to the prior-year quarter, driven by an increase in group room nights and stronger government, association and SMERF group attendance than in the prior-year quarter. ADR decreased 1.7 percent in the second quarter of 2012 to $207.62 compared to $211.25 in the prior-year quarter due to the shift from corporate to association and SMERF groups. RevPAR in the second quarter of 2012 increased 13.6 percent to $162.94 compared to $143.39 in the prior-year quarter, driven by the increase in occupancy. Total RevPAR increased 11.9 percent to $369.08 in the second quarter of 2012 compared to $329.85 in the prior-year quarter, driven by the increase in occupancy and outside-the-room spending. CCF increased 35.5 percent to $23.4 million in the second quarter of 2012 compared to $17.2 million in the prior-year quarter. CCF Margin increased 600 basis points to 34.8 percent in the second quarter of 2012 compared to 28.8 percent in the prior-year quarter, driven by continued margin management efforts at the property level that drove favorable food costs and reduced labor costs.

Reed continued, “We were pleased with how our properties performed this quarter. The results at Gaylord National were particularly encouraging, as the property posted double-digit percent increases in revenue, occupancy, RevPAR, and Total RevPAR, helping drive a 600 basis point increase in CCF margin. This performance reinforces our confidence that the D.C. group market is continuing to improve. Gaylord Palms had a very strong quarter aided by the full renovation of the hotel’s guest rooms and the addition of the new amenities that were opened earlier this year. Gaylord Palms second quarter performance was highlighted by a Total RevPAR increase of over 24 percent and a CCF margin increase of 400 basis points. Gaylord Opryland also performed well yet again, posting occupancy, RevPAR and Total RevPAR increases despite a difficult comparison against a record second quarter in 2011. Although the results across the board at Gaylord Texan were negatively impacted by the last-minute cancellation of a large 5,000 room night group, the property performed solidly.”

Opry and Attractions

Opry and Attractions segment revenue increased 8.5 percent to $20.2 million in the second quarter of 2012, compared to $18.6 million in the year-ago quarter driven by increased attendance and additional shows at the Grand Ole Opry. The segment’s CCF increased to $6.1 million in the second quarter of 2012 from $5.2 million in the prior-year quarter.

Corporate and Other

Corporate and Other operating loss totaled $19.2 million in the second quarter of 2012 compared to an operating loss of $13.9 million in the same period last year. Corporate and Other CCF in the second quarter of 2012 was a loss of $16.1 million compared to a loss of $10.7 million in the same period last year. Corporate and Other operating loss and CCF for the second quarter 2012 reflects $3.4 million in expenses related to the Company’s process of exploring opportunities to unlock shareholder value.

Real Estate Investment Trust (REIT) Conversion

On May 31, 2012, the Company announced that it had agreed to sell the Gaylord Hotels brand and the rights to manage its four resort hotels to Marriott International, Inc. for $210 million in cash. Following consummation of the sale, Gaylord will continue to own its hotel properties and other businesses and will reorganize and elect to be treated as a real estate investment trust (REIT) effective January 1, 2013. The Company will be the only lodging REIT focused primarily on group-oriented destination hotels in urban and resort markets. The Company intends to hold a special meeting of shareholders on September 19, 2012 to approve proposals that will facilitate the REIT conversion.

The transaction is the result of a comprehensive review of strategic options to maximize long-term value for shareholders. In concluding to pursue this option, the Board of Directors and management team focused on three elements: the cash received in connection with the sale of the brand and management rights, the opportunity to realize substantial cost savings and revenue enhancements due to Marriott’s scale and reach in the hospitality market, and the Company’s positioning as a well-capitalized REIT focused on group-oriented destination hotels in urban and resort markets.

Reed stated, “Following our months-long review of various options to unlock shareholder value, our board of directors and management are confident that the REIT structure represents the best pathway to realize the long-term value of our business and to position our company for future growth. We are also thrilled to be to be partnering with Marriott, an organization that consistently receives the industry’s highest praise among group customers and meeting planners and shares our commitment to provide a distinctive guest experience. The collaboration with Marriott is going extremely well and the conversion process is progressing according to our previously announced timeline. As such, we remain on schedule to complete the anticipated management transfer in October of 2012.”

Development Update

As a REIT, the Company will no longer view large scale development of resort and convention center hotels as a means for growth. As a result, the Company will not proceed with its previously announced development projects in the form previously anticipated. Gaylord is reexamining how previously announced projects could be completed with minimal financial commitment through the development phase. This examination will be undertaken with investor expectations at the forefront, and management will keep investors informed as the process evolves.

Liquidity

As of June 30, 2012, the Company had long-term debt outstanding, including current portion, of $1,035.2 million and unrestricted cash of $29.5 million. At June 30, 2012, $370.0 million of borrowings were undrawn under the Company’s $925.0 million credit facility, and the lending banks had issued $8.0 million in letters of credit, which left $362.0 million of availability under the credit facility.

Outlook

The following business performance outlook is based on current information as of August 7, 2012. The Company does not expect to update the guidance provided below before next quarter’s earnings release.

However, the Company may update its full business outlook or any portion thereof at any time for any reason.

Reed concluded, “With our announcement of our planned REIT conversion this quarter, our focus remains on delivering solid results at our properties while ensuring a smooth transition to Marriott and a successful reorganization as a REIT. The profitability performance of our properties and our solid advance group bookings production in the second quarter reinforces our confidence that our business is well positioned as we move through 2012. Our guidance for Gaylord Hotels RevPAR remains as an increase of 3 percent to 6 percent, and a Total RevPAR increase of 3 percent to 6 percent year-over-year. We are reaffirming our Gaylord Hotels CCF guidance as a range of $274 million to $286 million. We are also reaffirming our expectations for the Opry and Attractions segment as a CCF range of $15 million to $17 million. In the first quarter of 2012, we incurred $3.1 million of expense as part of our effort to explore opportunities to unlock shareholder value, and we have incurred an additional $3.4 million as a result of that same process during the second quarter. As we stated last quarter, we are not including the expense we incurred in the second quarter or the expenses we will incur in the second half of the year as a result of this process in our Corporate and Other CCF guidance. Therefore, we reaffirm our Corporate and Other segment expectations as a CCF loss range of $54 million to $51 million. On a consolidated basis, total Company CCF expectations remain as a range of $235 million to $252 million in 2012.”

Full Year 2012 Guidance
Consolidated Cash Flow
Gaylord Hotels	$274 - 286 million
Opry and Attractions	$15 - 17 million
Corporate and Other	$(54 - 51) million

Totals	$235 - 252 million

Gaylord Hotels RevPAR	3.0% - 6.0%
Gaylord Hotels Total RevPAR	3.0% - 6.0%

Note: The guidance above assumes 9,529 room nights out of service in 2012 due to the renovation of rooms at Gaylord Palms and a revised room count at Gaylord Opryland of 2,882 for 2012. The guidance above includes $3.1 million of expense incurred in the first quarter of 2012 as part of our effort to explore opportunities to unlock shareholder value, but excludes the $3.4 million of expense incurred in the second quarter of 2012 and any additional expenses that may be incurred in the third and fourth quarter of 2012 as part of this process. The guidance above does not include the potential impact on fourth quarter results from Marriott management fees, Marriott centralized/shared service fees or revenue and expense synergies that may be actualized once Marriott begins managing the resorts on October 1, 2012.

Webcast and Replay

Gaylord Entertainment will hold a conference call to discuss this release today at 10:00 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.

About Gaylord Entertainment

Gaylord Entertainment, a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the Marriott sale transaction, the Company’s expectation to elect REIT status, the timing and effect of that election, the amount of conversion or other costs relating to the transactions, and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with refinancing our indebtedness prior to its various maturities, economic conditions affecting the hospitality business generally, rising labor and benefits costs, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the Company’s ability to successfully operate its hotels, the failure to receive on a timely basis or otherwise the required approvals of the Company’s stockholders, the Company’s ability to elect and qualify for REIT status and the timing and effect(s) of that election, the Company’s ability to remain qualified as a REIT, the timing and amount of the special distribution of the Company’s accumulated earnings and profits and receipt of a private letter ruling from the Internal Revenue Service with respect thereto, the Company’s and Marriott’s ability to consummate the Marriott sale transaction, operating costs and business disruption may be greater than expected, and the Company’s ability to realize cost savings and revenue enhancements from the proposed REIT conversion and the Marriott sale transaction. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities or a solicitation of any vote or approval. Granite Hotel Properties, Inc. (“Granite”) and Gaylord Entertainment Company (“Gaylord”) filed a registration statement on Form S-4 containing a preliminary proxy statement/prospectus which describes our plans to qualify as a REIT for federal income tax purposes following the consummation of our transaction with Marriott International, Inc., and the contemplated merger of Gaylord with and into Granite to facilitate the REIT election. The registration statement has not yet become effective. Notice of a special meeting and a definitive proxy statement/prospectus will be mailed to stockholders of Gaylord who hold shares of Gaylord common stock on the record date to be determined by the Company. INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND REIT CONVERSION. You may obtain copies of all documents filed with the SEC concerning the proposed transaction, free of charge, at the SEC’s website at www.sec.gov or our website at www.gaylordentertainment.com. In addition, stockholders may obtain free copies of the documents by sending a written request to Gaylord’s Secretary at Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214, or by calling the Secretary at (615) 316-6000.

Interests of Participants

Gaylord and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Gaylord’s stockholders in connection with the proposed merger and REIT conversion. Information regarding Gaylord’s directors and executive officers is set forth in Gaylord’s proxy statement for its 2012 annual meeting of stockholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which were filed with the SEC on April 3, 2012 and February 24, 2012, respectively. Additional information regarding persons who may be deemed to be participants in the solicitation of proxies in respect of the proposed merger and REIT conversion is contained in the proxy statement/prospectus filed with the SEC.

[1]	The Company calculates revenue per available room (“RevPAR”) for its hotels by dividing room sales by room nights available to guests for the period.

[2]

The Company calculates total revenue per available room (“Total RevPAR”) for its hotels by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

[3]

Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as gains on the sale of assets. In accordance with generally accepted accounting principles, these items are not included in determining our operating income. The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net income is presented in the Supplemental Financial Results contained in this press release.

[4]	As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income/(loss) plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of preopening costs, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income (loss) or segment operating income (loss) is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892 or (212) 446-1882
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com dzacchei@sloanepr.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2012	2011	2012	2011
Revenues	$253,229	$236,775	$492,144	$457,513
Operating expenses:
Operating costs	139,216	132,746	274,199	266,624
Selling, general and administrative	51,771	43,048	101,080	86,126
Casualty loss	372	469	546	468
Preopening costs	8	41	339	41
Depreciation and amortization	30,254	29,271	62,688	58,328

Operating income	31,608	31,200	53,292	45,926

Interest expense, net of amounts capitalized	(14,451)	(21,377)	(28,813)	(42,186)
Interest income	3,021	3,316	6,175	6,489
Income from unconsolidated companies	109	152	109	325
Other gains and (losses), net	—	141	—	(50)

Income before income taxes	20,287	13,432	30,763	10,504

Provision for income taxes	(11,314)	(4,799)	(15,783)	(3,832)

Income from continuing operations	8,973	8,633	14,980	6,672

Income (loss) from discontinued operations, net of taxes	(19)	4	2	8

Net income	$8,954	$8,637	$14,982	$6,680

Basic net income per share:
Income from continuing operations	$0.18	$0.18	$0.31	$0.14
Income from discontinued operations, net of taxes	—	—	—	—

Net income	$0.18	$0.18	$0.31	$0.14

Fully diluted net income per share:
Income from continuing operations	$0.17	$0.17	$0.29	$0.13
Income from discontinued operations, net of taxes	—	—	—	—

Net income	$0.17	$0.17	$0.29	$0.13

Weighted average common shares for the period:
Basic	48,974	48,370	48,844	48,296
Fully-diluted	53,174	50,944	51,402	51,923

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Jun. 30, 2012	Dec. 31, 2011
ASSETS
Current assets:
Cash and cash equivalents - unrestricted	$29,504	$44,388
Cash and cash equivalents - restricted	1,150	1,150
Trade receivables, net	54,194	41,939
Deferred income taxes	4,993	8,641
Other current assets	44,397	48,538

Total current assets	134,238	144,656

Property and equipment, net of accumulated depreciation	2,200,616	2,209,127
Notes receivable, net of current portion	145,271	142,567
Long-term deferred financing costs	13,602	15,947
Other long-term assets	52,285	50,713
Long-term assets of discontinued operations	335	390

Total assets	$2,546,347	$2,563,400

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$750	$755
Accounts payable and accrued liabilities	151,735	168,975
Current liabilities of discontinued operations	147	186

Total current liabilities	152,632	169,916

Long-term debt and capital lease obligations, net of current portion	1,034,456	1,073,070
Deferred income taxes	119,817	108,219
Other long-term liabilities	170,779	166,209
Long-term liabilities of discontinued operations	451	451
Stockholders’ equity	1,068,212	1,045,535

Total liabilities and stockholders’ equity	$2,546,347	$2,563,400

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
	2012		2011		2012		2011
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$253,229	100.0%	$236,775	100.0%	$492,144	100.0%	$457,513	100.0%

Net income (loss)	$8,954	3.5%	$8,637	3.6%	$14,982	3.0%	$6,680	1.5%
(Income) loss from discontinued operations, net of taxes	19	0.0%	(4)	0.0%	(2)	0.0%	(8)	0.0%
Provision for income taxes	11,314	4.5%	4,799	2.0%	15,783	3.2%	3,832	0.8%
Other (gains) and losses, net	—	0.0%	(141)	-0.1%	—	0.0%	50	0.0%
Income from unconsolidated companies	(109)	0.0%	(152)	-0.1%	(109)	0.0%	(325)	-0.1%
Interest expense, net	11,430	4.5%	18,061	7.6%	22,638	4.6%	35,697	7.8%

Operating income	31,608	12.5%	31,200	13.2%	53,292	10.8%	45,926	10.0%
Depreciation & amortization	30,254	11.9%	29,271	12.4%	62,688	12.7%	58,328	12.7%

Adjusted EBITDA	61,862	24.4%	60,471	25.5%	115,980	23.6%	104,254	22.8%
Preopening costs	8	0.0%	41	0.0%	339	0.1%	41	0.0%
Other non-cash expenses	1,426	0.6%	1,453	0.6%	2,852	0.6%	2,906	0.6%
Stock option expense	749	0.3%	798	0.3%	1,496	0.3%	1,595	0.3%
Other gains and (losses), net	—	0.0%	141	0.1%	—	0.0%	(50)	0.0%
(Gain) loss on sales of assets	—	0.0%	(141)	-0.1%	—	0.0%	50	0.0%

CCF	$64,045	25.3%	$62,763	26.5%	$120,667	24.5%	$108,796	23.8%

Hospitality segment (a)
Revenue	$233,047	100.0%	$218,173	100.0%	$459,095	100.0%	$427,515	100.0%
Operating income	46,415	19.9%	41,672	19.1%	86,120	18.8%	71,126	16.6%
Depreciation & amortization	26,346	11.3%	25,291	11.6%	54,882	12.0%	50,566	11.8%
Preopening costs	8	0.0%	41	0.0%	339	0.1%	41	0.0%
Other non-cash expenses	1,426	0.6%	1,453	0.7%	2,852	0.6%	2,906	0.7%
Stock option expense	185	0.1%	252	0.1%	394	0.1%	536	0.1%
Other gains and (losses), net	—	0.0%	138	0.1%	—	0.0%	(3)	0.0%
(Gain) loss on sales of assets	—	0.0%	(138)	-0.1%	—	0.0%	3	0.0%

CCF	$74,380	31.9%	$68,709	31.5%	$144,587	31.5%	$125,175	29.3%

Opry and Attractions segment (a)
Revenue	$20,153	100.0%	$18,569	100.0%	$32,988	100.0%	$29,936	100.0%
Operating income	4,800	23.8%	3,866	20.8%	5,593	17.0%	3,223	10.8%
Depreciation & amortization	1,278	6.3%	1,340	7.2%	2,563	7.8%	2,672	8.9%
Stock option expense	31	0.2%	29	0.2%	58	0.2%	72	0.2%
Other gains and (losses), net	—	0.0%	2	0.0%	—	0.0%	—	0.0%
Gain on sales of assets	—	0.0%	(2)	0.0%	—	0.0%	—	0.0%

CCF	$6,109	30.3%	$5,235	28.2%	$8,214	24.9%	$5,967	19.9%

Corporate and Other segment (a)
Revenue	$29		$33		$61		$62
Operating loss	(19,235)		(13,869)		(37,875)		(27,955)
Depreciation & amortization	2,630		2,640		5,243		5,090
Stock option expense	533		517		1,044		987
Other gains and (losses), net	—		1		—		(47)
(Gain) loss on sales of assets	—		(1)		—		47

CCF	$(16,072)		$(10,712)		$(31,588)		$(21,878)

Casualty Loss (a)
Casualty loss	$(372)		$(469)		$(546)		$(468)
Insurance proceeds	—		—		—		—

Operating loss	(372)		(469)		(546)		(468)

CCF	$(372)		$(469)		$(546)		$(468)

(a)	Individual segments exclude effect of Casualty Loss, which is shown separately.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2012	2011	2012	2011
HOSPITALITY OPERATING METRICS:

Hospitality Segment
Occupancy	79.2%	73.3%	74.6%	71.5%
Average daily rate (ADR)	$172.60	$173.60	$171.33	$169.18
RevPAR	$136.75	$127.20	$127.75	$120.89
OtherPAR	$181.97	$171.64	$185.01	$174.87
Total RevPAR	$318.72	$298.84	$312.76	$295.76

Revenue	$233,047	$218,173	$459,095	$427,515
CCF	$74,380	$68,709	$144,587	$125,175
CCF Margin	31.9%	31.5%	31.5%	29.3%

Gaylord Opryland
Occupancy	81.6%	75.8%	74.8%	72.2%
Average daily rate (ADR)	$157.31	$159.83	$155.66	$149.17
RevPAR	$128.41	$121.08	$116.48	$107.71
OtherPAR	$154.43	$157.80	$159.67	$148.24
Total RevPAR	$282.84	$278.88	$276.15	$255.95

Revenue	$74,179	$73,064	$144,848	$133,374
CCF	$23,541	$26,316	$46,269	$40,194
CCF Margin	31.7%	36.0%	31.9%	30.1%

Gaylord Palms (a)
Occupancy	85.8%	73.8%	84.4%	76.0%
Average daily rate (ADR)	$168.73	$165.32	$174.65	$165.70
RevPAR	$144.78	$122.02	$147.38	$125.95
OtherPAR	$221.36	$173.00	$238.10	$201.14
Total RevPAR	$366.14	$295.02	$385.48	$327.09

Revenue	$44,353	$37,747	$95,885	$83,239
CCF	$13,891	$10,301	$34,001	$25,516
CCF Margin	31.3%	27.3%	35.5%	30.7%

Gaylord Texan
Occupancy	71.3%	76.2%	70.7%	74.3%
Average daily rate (ADR)	$172.53	$172.15	$174.30	$180.88
RevPAR	$122.96	$131.24	$123.16	$134.38
OtherPAR	$198.15	$201.05	$212.77	$216.82
Total RevPAR	$321.11	$332.29	$335.93	$351.20

Revenue	$44,478	$45,690	$92,752	$96,050
CCF	$12,637	$14,560	$29,157	$32,517
CCF Margin	28.4%	31.9%	31.4%	33.9%

Gaylord National
Occupancy	78.5%	67.9%	72.0%	66.1%
Average daily rate (ADR)	$207.62	$211.25	$198.96	$199.97
RevPAR	$162.94	$143.39	$143.22	$132.11
OtherPAR	$206.14	$186.46	$188.35	$178.64
Total RevPAR	$369.08	$329.85	$331.57	$310.75

Revenue	$67,038	$59,914	$120,451	$112,268
CCF	$23,357	$17,236	$33,789	$26,901
CCF Margin	34.8%	28.8%	28.1%	24.0%

Nashville Radisson (b)
Occupancy	72.4%	66.6%	64.3%	60.9%
Average daily rate (ADR)	$107.03	$102.90	$104.99	$97.39
RevPAR	$77.53	$68.53	$67.54	$59.35
OtherPAR	$30.31	$14.97	$27.42	$14.03
Total RevPAR	$107.84	$83.50	$94.96	$73.38

Revenue	$2,999	$1,758	$5,159	$2,584
CCF	$954	$296	$1,371	$47
CCF Margin	31.8%	16.8%	26.6%	1.8%

(a)	Excludes 6,808 room nights that were taken out of service during the three months and six months ended June 30, 2012 as a result of a rooms renovation program at Gaylord Palms.
(b)	Includes other hospitality revenue and expense.

Gaylord Entertainment Company and Subsidiaries

Reconciliation of Forward-Looking Statements

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	GUIDANCE RANGE FOR FULL YEAR 2012
	Low	High
Gaylord Hotels
Estimated Operating Income/(Loss)	$159,950	$169,700
Estimated Depreciation & Amortization	106,000	108,000

Estimated Adjusted EBITDA	$265,950	$277,700
Estimated Pre-Opening Costs	1,300	1,400
Estimated Non-Cash Lease Expense	5,800	5,900
Estimated Stock Option Expense	950	1,000
Estimated Gains/(Losses), Net	0	0

Estimated CCF	$274,000	$286,000

Opry and Attractions segment
Estimated Operating Income/(Loss)	$9,500	$11,000
Estimated Depreciation & Amortization	5,400	5,700

Estimated Adjusted EBITDA	$14,900	$16,700
Estimated Pre-Opening Costs	0	0
Estimated Stock Option Expense	100	250
Estimated Gains/(Losses), Net	0	50

Estimated CCF	$15,000	$17,000

Corporate and Other segment
Estimated Operating Income/(Loss)	($64,500)	($62,250)
Estimated Depreciation & Amortization	8,500	8,700

Estimated Adjusted EBITDA	($56,000)	($53,550)
Estimated Stock Option Expense	2,000	2,550
Estimated Gains/(Losses), Net	0	0

Estimated CCF	($54,000)	($51,000)